EXHIBIT (j)(2)

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the Registration Statement (1933 Act File No. 2-22019) of Eaton Vance Growth Trust on Form N-1A of our reports dated October 5, 2001 for the Greater China Growth Portfolio and Eaton Vance Greater China Growth Fund (the "Fund"), for the year ended August 31, 2001 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information of the Registration Statement.


                                  /s/ Deloitte & Touche LLP
                                  DELOITTE & TOUCHE LLP


December 19, 2001
Boston, Massachusetts



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